EXHIBIT 99.1





















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FOR IMMEDIATE RELEASE
--------------------------------------
April 5, 1999

CONTACT:   Francis P. Bissaillon,
                  Executive Vice President,
                  Chief Financial Officer
                  (617) 425-5205

                   BACK BAY RESTAURANT GROUP COMPLETES MERGER

         BOSTON, MASS (April 5, 1999) - Back Bay Restaurant Group, Inc. (NASDAQ:
PAPA) announced today the consummation of the merger of Back Bay with SRC Holdings, Inc., a corporation formed by Charles F. Sarkis, Back Bay's Chairman, President and Chief Executive Officer, pursuant to which SRC Holdings acquired Back Bay.

         Under the terms of the merger agreement, SRC Holdings was merged with and into Back Bay and each outstanding public share of Back Bay common stock was converted into the right to receive $10.25 per share, net to the seller in cash. In addition, Back Bay's existing indebtedness of approximately $3 million was refinanced as part of the merger. Mr. Sarkis, certain members of Back Bay's senior management and their affiliates continue to be stockholders of Back Bay. As a result of the merger, Back Bay will no longer meet the requirements of a public company and its shares will no longer be traded or listed in the public market.

         Back Bay Restaurant Group, Inc. owns and operates thirty-four full-service restaurants located in New England, New York, New Jersey and the District of Columbia. Fourteen restaurants feature Italian cuisine and are operated under the Papa-Razzi trade name. Twenty restaurants serve American-style food and are operated under several trade names include Joe's American Bar & Grill, Charley's Eating & Drinking Saloon, Hillary's, J.C. Hillary's, Ltd., Abe & Louie's and The Famous Atlantic Fish Company.

         Some  of the  statements  in  this  press  release  may  be  considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forwardlooking information is inherently subject to risks and uncertainties, which include, but are not limited to, the successful completion of this transaction, overall economic, market, and industry conditions, and the risks described from time to time in reports filed by Back Bay with the Securities and Exchange Commission, including its most recently filed Form 10-K report. Should any such risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results or outcomes may vary materially from those anticipated.